Exhibit 5
[Baker & Hostetler LLP Letterhead]
May 11, 2006
LESCO, Inc.
1301 E. 9th Street
Suite 1300
Cleveland, OH 44114-1849
Re: LESCO, Inc. Option Agreements
Ladies and Gentlemen:
We have acted as counsel to LESCO, Inc., an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 36,500 common shares, without par value (the “Common Shares”), of the Company pursuant to those certain Stock Option Agreements between LESCO, Inc. and each of Michael L. Poole and David A. Ratajczak, respectively (collectively, the “Agreements”).
We have examined the Company’s Amended Articles of Incorporation, the Company’s Amended Code of Regulations, the Agreements and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion. In rendering this opinion, we have assumed the genuineness, without independent investigation, of all signatures on all documents examined by us, the conformity to original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.
Based solely thereon, we are of the opinion that the Common Shares available for issuance under the Agreements, when issued, delivered and paid for pursuant to the Agreements substantially in the form reviewed by us, will be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in Item 8 of Part II to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Baker & Hostetler LLP